AMENDED AND RESTATED
                             DISTRIBUTION AGREEMENT

      THIS AGREEMENT, dated as of January 18, 2008, is entered into by and between RYDEX SERIES FUNDS (the "Trust"), a Delaware business trust and RYDEX DISTRIBUTORS, INC. (the "Distributor"), a Maryland corporation.

      WHEREAS, the Trust is registered as an open-end investment company with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the "1933 Act"); and

      WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended;

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Trust and Distributor hereby agree as follows:

            ARTICLE 1. SALE OF SHARES. The Trust grants to the Distributor the exclusive right to sell units (the "Shares") of the portfolios (the "Portfolios") of the Trust, in such classes as may be offered from time to time, at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states ("Blue Sky Laws").

            ARTICLE 2. SOLICITATION OF SALES. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Shares of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares.

            ARTICLE  3.  AUTHORIZED  REPRESENTATIONS.  The  Distributor  is  not
   authorized   by  the   Trust  to  give  any   information   or  to  make  any
   representations other than those contained in the current registration statements and prospectuses of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use. The Distributor may prepare and distribute sales literature and other material, as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

            ARTICLE 4. AML SERVICES. The Trust hereby delegates to the Distributor, and the Distributor accepts delegation of, the performance, on behalf of the Trust, of those anti-money laundering services (the "AML Services") set forth in Schedule A concerning


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

   shareholder   accounts  that  are  maintained  pursuant  to  omnibus  account relationships between the Distributor and Sub-Distributors pursuant to certain Dealer Agreements that the Distributor may elect to enter into from time to time. The Distributor agrees to the foregoing delegation and agrees that it will perform the delegated AML Services in accordance with the Trust's AML Program. In connection therewith, the Distributor agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with applicable anti-money laundering laws, regulations and rules, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001. The Distributor also agrees to keep and maintain on behalf of the Trust all books and records which the Trust and the Distributor is, or may be, required to keep and maintain pursuant to any applicable laws, regulations, and rules, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the AML services to be provided hereunder. The Distributor further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Trust's regulators, including the SEC, at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders consistent with the requirements of Regulation S-P.

            ARTICLE 5. AUTHORITY TO ENGAGE SUB-DISTRIBUTORS AND OTHER SERVICERS. In providing the services and assuming the obligations set forth herein, the Distributor may, contract with one or more Sub-Distributors or third party service providers ("Servicers") as the Distributor deems appropriate in connection with the performance of the Distributor's duties and obligations hereunder. Reference herein to the duties and responsibilities of the Distributor shall include the duties and responsibilities of any Sub-Distributor contracted with by the Distributor to the extent that the Distributor shall delegate such duties and responsibilities to such Sub-Distributor.

            ARTICLE 6. REGISTRATION OF SHARES. The Trust agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Trust shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

            ARTICLE 7. COMPENSATION. As compensation for providing the services under this Agreement:

         (a) The Distributor shall receive from the Trust:

            (1) distribution and service fees, if any, at the rate and under the
            terms  and  conditions  set  forth  in  each   distribution   and/or
            shareholder  services plan  applicable


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

            to the appropriate class of shares of each Portfolio, as such plans may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose;

            (2) front-end sales charges, if any, on purchases of Shares of each Portfolio sold subject to such charges as described in the Trust's Registration Statement and current prospectuses, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Trust upon receipt of the proceeds and retain the applicable sales charge; and

            (3) contingent deferred sales charges ("CDSCs"), if any, applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Trust's Registration Statement and current prospectuses, as amended from time to time, or as otherwise required pursuant to applicable law.

         (b) The Distributor may reallow any or all of the distribution or service fees, front-end sales charges and contingent deferred sales charges which it is paid by the Trust to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

            ARTICLE 8. INDEMNIFICATION OF DISTRIBUTOR. The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

   In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

      The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

      The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares.

      ARTICLE 9. INDEMNIFICATION OF TRUST. The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, Shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor.

      In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

      The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

      The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issue and sale of any of the Trusts' Shares.

      ARTICLE 10. CONSEQUENTIAL DAMAGES. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

      ARTICLE 11. EFFECTIVE DATE. This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force for one year from the effective date and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust's distribution plan or interested persons of any such party ("Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms "vote of a majority of the outstanding voting securities," "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Distributor, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days prior written notice to the other party.

      ARTICLE 12. NOTICES. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, 9601 Blackwell Road, Suite 500, Rockville, MD 20850, and if to the Distributor, 9601 Blackwell Road, Suite 500, Rockville, MD 20850.

      ARTICLE 13. LIMITATION OF LIABILITY. A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

            ARTICLE 14. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

            ARTICLE 15. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

            ARTICLE 16. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

            ARTICLE 17. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

RYDEX SERIES FUNDS                           RYDEX DISTRIBUTORS, INC.

By:    /s/ Carl G. Verboncoeur               By:    /s/ Carl G. Verboncoeur
       -----------------------                      -----------------------
Name:  Carl G. Verboncoeur                   Name:  Carl G. Verboncoeur
Title: President                             Title: President

                                   SCHEDULE A

               TO THE AMENDED AND RESTATED DISTRIBUTION AGREEMENT
                                     BETWEEN
                               RYDEX SERIES FUNDS
                                       AND
                            RYDEX DISTRIBUTORS, INC.

                                  AML SERVICES

1. Establish and implement an AML Program, including a Customer Identification Program ("CIP"), that is consistent with applicable anti-money laundering laws, regulations and rules ("Applicable AML Laws") and the Trust's AML Program.

2. Analyze the anti-money laundering risks posed by particular omnibus accounts based upon a risk-based evaluation of relevant factors regarding the entity holding the omnibus account (e.g., a retailing broker-dealer), including such factors as (i) the type of entity, (ii) its location, (iii) type of regulation that it is subject to, and the (iv) viability of its AML Program.

3. Respond promptly to requests from Financial Crimes Enforcement Network ("FinCEN"), a department of the U.S. Treasury, about accounts or transactions by reporting to FinCEN the identity of the specified individual or organization, the account number, all identifying information provided by the account holder when the account was established, and the date and type of transaction, after providing notice to the Trust to the extent reasonably practical and allowed by Applicable AML Laws.

4. Share information with the Trust, and other financial institutions as requested by the Trust, regarding those suspected of terrorism and money laundering for the purposes of identifying and reporting activities that may involve terrorist acts or money laundering activities in compliance with Applicable AML Laws.

5. File with FinCEN an initial notice before sharing any information with any other financial institutions, including affiliates, and file annual notices afterwards using forms made available at WWW.FINCEN.GOV and take reasonable steps to verify that the other financial institution has submitted the requisite notice to FinCEN, either by obtaining confirmation from the financial institution or by consulting a list of such financial institutions that FinCEN will make available.

6. Identify and verify the identity of all shareholders upon the opening of new accounts in compliance with Applicable AML Laws.

7. Perform additional due diligence to verify the identity of shareholders with accounts that may pose a greater risk of terrorism or money laundering activity, such as foreign accounts, domestic or foreign corporate or business entity accounts, domestic or foreign trust accounts, offshore accounts, intermediary accounts, account in high risk and non-cooperative jurisdictions, and senior foreign government or public official accounts in compliance with Applicable AML Laws.

8. Check shareholders against Treasury's Office of Foreign Assets Control ("OFAC") list of "Specifically Designated Nationals and Blocked Persons List" and similar lists of terrorists received from governmental agencies, and place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as required by Applicable AML Laws.

9. Provide notices to shareholders, prior to the opening of an account or trading authority is granted, that the Trust will request information, from either the shareholder or a third party, to verify the identity of the shareholder in compliance with Applicable AML Laws.

10. Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agent's designated agent, in each case consistent with the Trust's AML Program.

11. Maintain the confidentiality of any reports provided to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent in compliance with Applicable AML Laws.

12. Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

13.   Maintain  all  records  or  other  documentation  related  to  shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, the Board, or the independent auditor of the Board, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the reasonable direction of the Trust's AML Compliance Officer.

14. Arrange for periodic reviews of the AML Services of the Distributor at least annually, which reviews are performed by qualified outside parties knowledgeable about Applicable AML Laws, but not involved in the day-to-day operation of the AML Services.

15. Develop and implement an ongoing employee training program providing training, at least annually, with regard to how to identify red flags and signs of terrorism or money laundering activities, what to do if such a red flag is identified, AML record retention policies, and the consequences of not complying with the Applicable AML Laws.

16. Perform such other related services as are required by the Trust's AML Program as it relates to shareholder accounts that are maintained pursuant to omnibus account relationships between the Distributor and Sub-Distributors pursuant to certain Dealer Agreements that the Distributor may elect to enter into from time to time.

17. Provide a copy of the Distributor's AML Program, and promptly provide any subsequent amendments thereto, and an annual written certification to the Trust that the Distributor has implemented an AML Program that is consistent with the AML Program of the Trust and will perform the specified requirements of the CIP.